Exhibit 99.1

For Immediate Release

Patrick Industries, Inc. Reports Fourth Quarter

and Full Year 2015 Financial Results

ELKHART, IN – February 18, 2016 – Patrick Industries, Inc. (NASDAQ: PATK), a major manufacturer and distributor of building and component products for the recreational vehicle (“RV”), manufactured housing (“MH”) and industrial markets, today reported its financial results for the fourth quarter and full year ended December 31, 2015.

Fourth Quarter 2015 Financial Results

Net sales for the fourth quarter of 2015 increased $59.1 million or 31%, to $248.7 million from $189.6 million in the same quarter of 2014. The increase was primarily attributable to a 32% increase in the Company’s revenue from the RV industry, which reflected the incremental contribution from acquisitions completed in 2014 and in 2015, market share gains and industry growth. According to industry sources, RV industry wholesale unit shipments increased approximately 4% in the fourth quarter of 2015 compared to the prior year. Sales to the RV industry represented 75% of the Company’s fourth quarter 2015 sales. Revenue from the MH industry, which represented 14% of the Company’s fourth quarter 2015 sales, increased 21%. According to industry sources, MH industry wholesale unit shipments rose approximately 14% from the fourth quarter of 2014. Additionally, sales to the industrial markets increased 41% quarter over quarter. The industrial market sector, which is primarily tied to the residential housing and commercial and retail fixtures markets, accounted for 11% of the Company’s fourth quarter 2015 sales. According to industry sources, new housing starts in the fourth quarter of 2015 increased approximately 7% compared to the prior year.

For the fourth quarter of 2015, Patrick reported operating income of $18.8 million, an increase of 60%, or $7.1 million, from the $11.7 million reported in the fourth quarter of 2014. Net income in the fourth quarter of 2015 increased 65% to $12.0 million from $7.3 million in the fourth quarter of 2014, while net income per diluted share increased 70% to $0.78 from $0.46.

Todd Cleveland, Chief Executive Officer, said, “We were pleased with our strong financial performance in the fourth quarter, which was primarily driven by strategic acquisitions, market share gains, product expansion and growth in all three of the markets we serve. We are optimistic about the long-term growth potential in the RV industry given favorable industry conditions and demographic trends. In the MH sector of our business, we achieved market share gains and an increase in unit content during the fourth quarter and full year 2015. In the industrial markets, we continue to increase our market penetration, particularly in the retail fixture and commercial furnishings segments.”

Full Year 2015 Financial Results

Net sales for the year ended December 31, 2015 increased $184.6 million or 25%, to $920.3 million from $735.7 million in the same period in 2014. For 2015, the Company’s revenue from the RV industry, which represented 75% of its full year 2015 sales, increased by 26% versus 2014, reflecting the incremental contribution of the acquisitions completed in 2014 and 2015, as well as market share gains and industry growth. According to industry sources, RV industry wholesale unit shipments increased approximately 5% in 2015 compared to the prior year. Sales to the MH industry, which represented 14% of 2015 sales, rose 18% compared to the prior year as industry wholesale unit shipments increased by approximately 10%. Revenues from the industrial markets increased 27% and benefited primarily from continued market share gains in the retail fixtures and in the commercial, institutional and office furnishings market segments. Additionally, the industrial markets, which accounted for 11% of the Company’s 2015 sales, experienced an increase in new housing starts of approximately 11% for 2015 compared to the prior year. The Company estimates that approximately one-half of its industrial market sales are linked to the residential housing sector and its sales in this sector generally lag new housing starts by six to twelve months.

For the full year 2015, the Company reported operating income of $69.9 million, an increase of 36%, or $18.4 million, from the $51.5 million reported in the prior year. Full year 2015 net income increased 38% to $42.2 million from $30.7 million in 2014, while net income per diluted share increased 42% to $2.72 from $1.91.

The effective tax rates for the fourth quarter and full year 2015 were lower than in the comparable prior year periods, primarily as a result of higher tax credits realized in 2015.

While the shift in buying patterns in the RV industry over the past several quarters towards entry level and lower priced units continued to have an effect on the Company’s dollar content per unit growth, the Company’s RV content per unit for the full year 2015 increased 20% to $1,845 from $1,536 in 2014. The MH content per unit for the full year 2015 increased 8% to $1,825 from $1,692 in 2014.

“Retail demand for towables and motorized units, on a combined basis, grew 12% in the first 11 months of 2015, based on the most recent available data, bolstered by the continued growth in popularity of the RV lifestyle and the influx of younger and first-time consumers into the buying channel,” stated Andy Nemeth, President. “In response to the ongoing strength of retail RV sales, manufacturers used a well-balanced approach to produce more RVs this past year with 2015 marking the sixth consecutive annual increase in RV shipments. We believe the breadth and depth of our product offering, our goal to provide the highest level of quality customer service, and our focus on product enhancements and development, well position Patrick and our team to achieve long-term profitable growth. We will continue to employ a balanced approach to utilizing our leverage position in accordance with our capital allocation strategy to grow and reinvest in our business through acquisitions, capital expenditures, and share repurchases.”

Patrick’s total assets increased $130.4 million to $386.0 million at December 31, 2015 from $255.6 million at December 31, 2014, primarily reflecting the addition of acquisition-related assets and overall growth.

While the Company invested approximately $171 million, in the aggregate, for acquisitions, stock repurchases and capital expenditures in 2015, total net debt increased $103.4 million to $204.5 million at December 31, 2015 from $101.1 million at December 31, 2014.

In the fourth quarter of 2015, the Company repurchased 422,807 shares at an average price of $40.18 per share for a total cost of $17.0 million. For the full year 2015, the Company repurchased 618,557 shares at an average price of $36.60 per share for a total cost of $22.6 million. In January 2016, the Company repurchased an additional 70,636 shares at an average price of $40.56 for a total cost of $2.9 million, thereby fully utilizing the authorization under the Company’s previous stock repurchase program. Since the inception of the stock repurchase program in February 2013, the Company repurchased in the aggregate 1,817,313 shares at an average price of $25.04 per share for a total cost of $45.5 million.

As previously announced in January 2016, the Company’s Board of Directors approved a new stock repurchase program that authorizes the repurchase of up to $50 million of the Company’s common stock over a 24 month-period.

Mr. Cleveland further stated, “Our fourth quarter and full year 2015 revenue and profitability growth, coupled with the benefits realized from the achievement of our strategic and operational initiatives executed in 2014 and 2015 and the growth experienced in all three of the end markets we serve, resulted in a strong fiscal 2015 for Patrick Industries. In the past year, we invested in acquisitions, additional capacity, new products and product enhancements, and our talented workforce, and increased operating efficiencies to drive productivity to help build the foundation for delivering strategic, operational, and financial progress in 2016 and beyond.”

“As we look forward to 2016, we are excited about the opportunities to grow our revenues, operating and net income, cash flows and net income per share as we continue to pursue acquisitions and expansion opportunities, and reinvest in our business through capital expenditures and stock repurchases in alignment with our capital allocation strategy. In addition, we believe that the businesses we acquired in 2014 and 2015 are well positioned to expand, enhance their brands, and grow profitably. With our continued focus on our organizational strategic agenda, the dedication and creativity of our over 3,800 team members, and the support of all our business partners, we look forward to continuing to serve our customer base and drive shareholder value in 2016,” Mr. Cleveland further commented.

Conference Call Webcast

As previously announced, Patrick Industries will host an online webcast of its fourth quarter 2015 earnings conference call that can be accessed on the Company’s website, www.patrickind.com, under “Investor Relations,” on Thursday, February 18, 2016 at 10:00 a.m. Eastern time.

About Patrick Industries

Patrick Industries, Inc. (www.patrickind.com) is a major manufacturer of component products and distributor of building products serving the recreational vehicle, manufactured housing, kitchen cabinet, office and household furniture, fixtures and commercial furnishings, marine, and other industrial markets and operates coast-to-coast through locations in 11 states. Patrick’s major manufactured products include decorative vinyl and paper laminated panels, countertops, fabricated aluminum products, wrapped profile mouldings, slide-out trim and fascia, cabinet doors and components, hardwood furniture, fiberglass bath fixtures, fiberglass and plastic component products, interior passage doors, exterior graphics and RV painting, simulated wood and stone products, and slotwall panels and components. The Company also distributes drywall and drywall finishing products, raw and processed lumber, electronics, wiring, electrical and plumbing products, cement siding, FRP products, interior passage doors, roofing products, laminate and ceramic flooring, shower doors, furniture, fireplaces and surrounds, interior and exterior lighting products, and other miscellaneous products.

Forward-Looking Statements

This press release contains certain statements related to future results, or states our intentions, beliefs and expectations or predictions for the future, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. Potential factors that could impact results include: the impact of any economic downturns especially in the residential housing market, a decline in consumer confidence levels, pricing pressures due to competition, costs and availability of raw materials, availability of commercial credit, availability of retail and wholesale financing for residential and manufactured homes, availability and costs of labor, inventory levels of retailers and manufacturers, the financial condition of our customers, retention and concentration of significant customers, the ability to generate cash flow or obtain financing to fund growth, future growth rates in the Company's core businesses, the seasonality and cyclicality in the industries to which our products are sold, realization and impact of efficiency improvements and cost reductions, the successful integration of acquisitions and other growth initiatives, interest rates, oil and gasoline prices, adverse weather conditions impacting retail sales, and our ability to remain in compliance with our credit agreement covenants. In addition, national and regional economic conditions may affect the retail sale of recreational vehicles and residential and manufactured homes. The Company does not undertake to update forward-looking statements, except as required by law. Further information regarding these and other risks, uncertainties and factors is contained in the section entitled "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2014, and in the Company's Form 10-Qs for subsequent quarterly periods, which are filed with the Securities and Exchange Commission ("SEC") and are available on the SEC's website at www.sec.gov.

Contact:

Julie Ann Kotowski

Patrick Industries, Inc.

574-294-7511 / kotowskj@patrickind.com

(thousands except per share data)	FOURTH QUARTER ENDED		TWELVE MONTHS ENDED
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)	Dec. 31, 2015	Dec. 31, 2014 (1)	Dec. 31, 2015 (1)	Dec. 31, 2014 (1)

NET SALES	$248,659	$189,574	$920,333	$735,717
Cost of goods sold	207,208	160,065	768,054	617,214
Gross profit	41,451	29,509	152,279	118,503

Operating Expenses:
Warehouse and delivery	6,952	6,550	27,106	26,163
Selling, general and administrative	12,874	9,758	46,417	36,362
Amortization of intangible assets	2,792	1,441	8,787	4,477
Loss on sale of fixed assets	51	57	51	30
Total operating expenses	22,669	17,806	82,361	67,032

OPERATING INCOME	18,782	11,703	69,918	51,471
Interest expense, net	1,464	643	4,319	2,393
Income before income taxes	17,318	11,060	65,599	49,078
Income taxes	5,282	3,767	23,380	18,404
NET INCOME	$12,036	$7,293	$42,219	$30,674

BASIC NET INCOME PER COMMON SHARE	$0.79	$0.46	$2.76	$1.92

DILUTED NET INCOME PER COMMON SHARE	$0.78	$0.46	$2.72	$1.91

Weighted average shares outstanding
- Basic	15,314	15,712	15,323	15,950
- Diluted	15,494	15,814	15,503	16,039

(1) Net income per common share and weighted average shares outstanding, on both a basic and diluted basis, reflect the impact of the three-for-two common stock split paid on May 29, 2015.

(thousands) CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (Unaudited)	Dec. 31, 2015	Dec. 31, 2014

CURRENT ASSETS
Cash and cash equivalents	$87	$123
Trade receivables, net	38,213	32,637
Inventories	89,478	71,020
Deferred tax assets	5,841	4,563
Prepaid expenses and other	6,119	6,453
Total current assets	139,738	114,796

Property, plant and equipment, net	67,878	57,353
Goodwill and other intangible assets, net	175,365	81,174
Deferred financing costs, net	2,513	1,024
Other non-current assets	555	1,214
TOTAL ASSETS	$386,049	$255,561

CURRENT LIABILITIES
Current maturities of long-term debt	$10,714	$-
Accounts payable	28,744	29,754
Accrued liabilities	18,468	15,388
Total current liabilities	57,926	45,142

Long-term debt, less current maturities	193,770	101,054
Deferred compensation and other	1,919	2,239
Deferred tax liabilities	3,837	4,358
TOTAL LIABILITIES	257,452	152,793

SHAREHOLDERS’ EQUITY	128,597	102,768
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$386,049	$255,561